Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Cindy Knoebel, CFA
VP, Financial & Corporate
Communications
VF Services, Inc.
(336) 424-6189/(212) 841-7141
VF CORPORATION’S THE NORTH FACE® BRAND: GEARED FOR GROWTH
•	Business expected to double in five years

•	Establishing 2015 revenue target of $3 billion

•	International revenues to grow at 20% annual rate
New York, NY — December 15, 2010 — VF Corporation’s (NYSE: VFC) The North Face® brand presented its five-year vision and strategies for growth at an investor meeting today in New York City. Based in California, The North Face is dedicated to enabling exploration through the design of premier and technical products that meet the specific needs of skiers and snowboarders, climbers, runners, hikers, backpackers, and mountain enthusiasts around the world.
Steve Rendle, President of VF’s Outdoor Americas Coalition and President of The North Face, stated that the brand will build upon its authentic, 40-year heritage and commitment to premium and technical outdoor gear to maintain its position as the global outdoor leader. The North Face is targeting a five-year compounded annual growth rate in revenues of 16% to reach $3 billion by 2015.
Strategies to deliver $1.6 billion in revenue growth over the next five years include:
•	Reach new consumers: We will reach new consumers by focusing on the unique needs of athletes and enthusiasts who participate in hiking, climbing, performance athletic, and action sports. We call this our Activity Based Model (ABM), which is designed to deliver technically superior and relevant products across four consumer segments: Outdoor, Performance, Action Sports and Youth.

•	Invest in technology and innovation. Capitalize and commercialize leading-edge technology and innovation as competitive differentiators, encompassing product, marketing, dealer support, branded retail and e-commerce.

•	Drive growth in key geographic markets. Continue the brand’s global expansion, with international revenues targeted to grow nearly 20% annually over the next five years. Revenues in Europe and Asia are expected to grow at annual rates of 16% and 30%, respectively. In Asia, given the brand’s universally relevant attributes of authenticity, innovation and technology, The North Face is uniquely positioned to lead and shape the outdoor industry in China, the world’s fastest-growing market.
•	Expand global direct-to-consumer platform. The North Face® retail stores are the face of the brand. They provide a unique experience for consumers by bringing to life the Activity Based Model, showcasing athlete achievements, and serving as community-based hubs for outdoor activities. Currently accounting for 19% of global revenues, The North Face expects growth in its retail store base and e-commerce will drive its total global direct-to-consumer business to nearly 25% of revenues by 2015.

•	Promote Outdoor participation. Lead the effort to introduce more people to the outdoors and engage them in a lifetime pursuit of outdoor exploration and environmental conservation.
Product and Marketing Leadership
At the heart of The North Face® product and marketing strategies is its team of 70+ elite athletes globally, whose experience using our products in extreme conditions is the base for the brand’s technical heritage and a source of inspiration for consumers around the world.
The North Face sponsors some of the most prestigious events and expeditions in the world, including:
•	More than 20 Mt. Everest summits by The North Face athletes

•	Alex Honnold’s first free solo of Half Dome in 2008

•	The North Face Masters of Snowboarding

•	The North Face Endurance Challenge

•	The first ski descent of all Seven Summits by Kit DesLauriers

•	50 marathons, in 50 days, in 50 states by Dean Karnazes
The North Face product strategy is athlete-tested and expedition-proven. We partner with the world’s most innovative textile companies to develop proprietary and branded materials that deliver specific product solutions for specific consumer activities.
One current example of The North Face® product innovation is the Kishtwar jacket, introduced this Fall, that incorporates an exclusive new fabric, Polartec® Power Shield® Pro, which delivers the best combination of weather protection and breathability ever offered in a single fabric. The North Face® Kishtwar jacket was awarded “Gear of the Year” by Outside magazine.
To drive greater awareness of the brand’s unique stories and products, investments in marketing increased 45% in 2010. This increase is delivering over 1.8 billion media impressions in the U.S. alone, and supporting continued development of the brand’s digital strategy. A media and TV campaign to promote the brand’s presence during the 2011 Winter X Games was launched in November, continuing through January.
“In 2010 VF’s Outdoor & Action Sports Coalition will comprise more than 40% of VF’s total revenues and we expect these will continue to be our fastest growing businesses over the coming years. The power and potential of The North Face® brand will be a key driver of our growth,” said Eric Wiseman, Chairman and Chief Executive Officer of VF Corporation. He continued, “The North Face is connecting with its customers in innovative ways and leveraging the full strength of the brand to inspire and enable the next generation of outdoor enthusiasts.”
Statement on Forward Looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; changing fashion trends and consumer demand; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s ability to successfully integrate and grow acquisitions; VF’s ability to maintain the strength and security of its information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees and distributors of the value of VF’s brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
About VF Corporation
VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, lucy®, John Varvatos®, Kipling®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
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